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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

       Grossmann                     James                            T
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        (Last)                      (First)                        (Middle)

         805                     South Fairfax
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                                   (Street)

      Alexandria                      VA                              22314
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        (City)                      (State)                           (Zip)


CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

           CEDC
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3.  IRS Identification Number of Reporting Person, if an entity (voluntary)

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4.  Statement for Month/Year

           5/02
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    [X] Director                      [_] 10% Owner
    [_] Officer (give title below)    [_] Other (specify below)


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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by one Reporting Person
    [_] Form filed by more than One Reporting Person

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         Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

----------------------------------------------------------------------------------------------------------------------------
                                                  4.                        5.                 6.
                                                  Securities Acquired (A)   Amount of          Ownership
                                  3.              or Disposed of (D)        Securities         Form:
                                  Transaction     (Instr. 3, 4 and 5)       Beneficially       Direct         7.
                    2.            Code             ---------------------    Owned at End       (D) or         Nature of
1.                  Transaction   (Instr. 8)                 (A)            of Month           Indirect       Indirect
Title of Security   Date          -----------      Amount    or   Price     (Instr. 3 and 4)   (I)            Beneficial
(Instr. 3)          (mm/dd/yy)    Code     V                 (D)                                (Instr. 4)    Ownership
                                                                                                              (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock    9/1/98        M                5,000     A    6.50
----------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock    5/6/02        S                  600     D   16.40
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CEDC Common Stock    5/6/02        S                  100     D   16.25
----------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock    5/7/02        S                  400     D   16.25
----------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock   5/13/02        S                3,900     D   16.25     1,000                   D
----------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                         5. Number of
Derivative                                                                                                  Securities
Acquired                                                                                                    (A) or Disposed
1. Title of Derivative    2.  Conversion or Exercise        3.  Transaction       4. Transaction            of (D)
   Security (Instr. 3)        Price of Derivative Security      (Month/Day/Year)     Code (Instr. 8)        (Instr. 3, 4, and 5)
------------------------------------------------------------------------------------------------------------------------------
                                                                                     Code   V (A)   (D)
Director Stock option                   6.50                        5/13/02                M                (D)     1,100
Director Stock option                   6.50                        5/16/02                M                (D)     3,900

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

Nature of                                                                                             10. Ownership
Indirect                      7. Title and                                                                Form of
6.  Date Exercisable             Amount of             8. Price of       9. Number of                     Derivative
    Beneficial                   Underlying               Derivative        Derivative  Securities        Security:
    and Expiration Date          Securities               Security          Beneficially Owned at         Direct (D) or
    ownership                    (Instr. 3 and 4)         (Instr. 5)        End of Month (Instr. 4)       Indirect (I)
    (Month/Day/Year)                                                                                      (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------
(D) Date        Expiration       Title      Amount
    Exercisable Date                        or Number
                                            of Shares
  9/1/98           9/1/08        Common        1,100                                                           (D)
                                 Stock
  9/1/98           9/1/08                      3,900                             8,000                         (D)

                           (Print or Type Responses)

(Form 4-07/98)                                                            (Over)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

          /s/ James Grossmann                    5/22/02
---------------------------------------     -----------------
    **Signature of Reporting Person                Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.